UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 333-108340

TransDigm Inc.

TransDigm Holding Company

Subsidiary Guarantors Listed on Schedule A

Hereto

(Exact name of registrants as specified in their respective charters)

1301 East 9th Street, Suite 3710, Cleveland, OH 44114 (216) 706-2939

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

8 3/8% Senior Subordinated Notes due 2011

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: One

Pursuant to the requirements of the Securities Exchange Act of 1934, TransDigm Inc., TransDigm Holding Company, MarathonNorco Aerospace, Inc. (formerly Marathon Power Technologies Company), Adams Rite Aerospace, Inc., ZMP, Inc., Champion Aerospace Inc. and Christie Electric Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

TRANSDIGM INC.

Date: June 30, 2006	By:	/s/ W. Nicholas Howley
	Name:	W. Nicholas Howley
	Title:	Chairman & Chief Executive Officer

TRANSDIGM HOLDING COMPANY

Date: June 30, 2006	By:	/s/ W. Nicholas Howley
	Name:	W. Nicholas Howley
	Title:	Chairman & Chief Executive Officer

MARATHONNORCO AEROSPACE, INC.

Date: June 30, 2006	By:	/s/ W. Nicholas Howley
	Name:	W. Nicholas Howley
	Title:	Chairman & Chief Executive Officer

ADAMS RITE AEROSPACE, INC.

Date: June 30, 2006	By:	/s/ W. Nicholas Howley
	Name:	W. Nicholas Howley
	Title:	Chairman & Chief Executive Officer

ZMP, INC.

Date: June 30, 2006	By:	/s/ W. Nicholas Howley
	Name:	W. Nicholas Howley
	Title:	Chairman & Chief Executive Officer

CHAMPION AEROSPACE INC.

Date: June 30, 2006	By:	/s/ W. Nicholas Howley
	Name:	W. Nicholas Howley
	Title:	Chairman & Chief Executive Officer

CHRISTIE ELECTRIC CORP.

Date: June 30, 2006	By:	/s/ W. Nicholas Howley
	Name:	W. Nicholas Howley
	Title:	Chairman & Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SCHEDULE A

CHAMPION AEROSPACE INC.	ZMP, INC.
(Name as specified in its charter)	(Name as specified in its charter)

DELAWARE	CALIFORNIA
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

3722	3728
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

58-2623644	95-4056651
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

1230 OLD NORRIS ROAD	4141 NORTH PALM STREET
LIBERTY, SC 29657	FULLERTON, CA 92835
(864) 843-1162	(714) 278-6500
(Address, including zip code, and	(Address, including zip code, and
telephone number, including area code,	telephone number, including area code,
of principal executive offices)	of principal executive offices)

ADAMS RITE AEROSPACE, INC.	CHRISTIE ELECTRIC CORP.
(Name as specified in its charter)	(Name as specified in its charter)

CALIFORNIA	CALIFORNIA
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

3728	3629
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

95-4056812	95-0987760
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

4141 NORTH PALM STREET	8301 IMPERIAL DRIVE
FULLERTON, CA 92835	WACO, TX 76712
(714) 278-6500	(254) 776-0650
(Address, including zip code, and	(Address, including zip code, and
telephone number, including area code,	telephone number, including area code,
of principal executive offices)	of principal executive offices)

MARATHONNORCO AEROSPACE, INC.

(formerly Marathon Power Technologies Company)

(Name as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

3691

(Primary Standard Industrial Classification Code Number)

74-2707437

(I.R.S. Employer Identification Number)

8301 IMPERIAL DRIVE

WACO, TX 76712

(254) 776-0650

(Address, including zip code, and

telephone number, including area code,

of principal executive offices)